Exhibit 1.2

ALTRIA GROUP, INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

October 28, 2013

ALTRIA GROUP, INC.

PHILIP MORRIS USA INC.

6601 West Broad Street

Richmond, Virginia 23230

Attention:	Salvatore Mancuso

 Vice President and Treasurer, Finance & Strategy

Dear Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of November 4, 2008 in connection with Altria Group, Inc.’s and Philip Morris USA Inc.’s registration statement on Form S-3 (No. 333-177580) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities (“Securities”) on the following terms:

Debt Securities

Title:

4.000% Notes due 2024 (the “2024 Notes”) and 5.375% Notes due 2044 (the “2044 Notes” and, together with the 2024 Notes, the “Notes”).

Principal Amount:

In the case of the 2024 Notes, $1,400,000,000.

In the case of the 2044 Notes, $1,800,000,000.

Interest Rate:

In the case of the 2024 Notes, 4.000% per annum from October 31, 2013, payable semiannually in arrears on January 31 and July 31, commencing July 31, 2014, to holders of record on the preceding January 16 or July 16, as the case may be.

In the case of the 2044 Notes, 5.375% per annum from October 31, 2013, payable semiannually in arrears on January 31 and July 31, commencing July 31, 2014, to holders of record on the preceding January 16 or July 16, as the case may be.

Maturity:

In the case of the 2024 Notes, January 31, 2024.

In the case of the 2044 Notes, January 31, 2044.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and $1,000 integral multiples thereof.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) the Notes ceasing to be rated investment grade by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of the Notes of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth under the caption “Description of Notes—Repurchase Upon Change of Control Triggering Event” in the prospectus supplement.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the prospectus supplement.

Option to Elect Repayment:

None.

Sinking Fund:

None.

Guarantor:

Philip Morris USA Inc.

In addition to the Events of Default set forth in the Indenture, dated as of November 4, 2008 (the “Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as and to the extent set forth under the caption “Description of Notes—Subsidiary Guarantee” in the prospectus supplement, each of the following will constitute an Event of Default (within the meaning of the Indenture) with respect to the Notes: (i) the Guarantor or a court takes certain actions relating to bankruptcy, insolvency or reorganization of the Guarantor and (ii) the Guarantor’s guarantee with respect to the Notes is determined to be unenforceable or invalid or for any reason ceases to be in full force and effect as permitted by the Indenture of the Guarantee Agreement, or the Guarantor repudiates its obligations under such guarantee.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

In the case of the 2024 Notes, 98.728% of the principal amount, plus accrued interest, if any, from October 31, 2013.

In the case of the 2044 Notes, 98.699% of the principal amount, plus accrued interest, if any, from October 31, 2013.

Expected Reoffering Price:

In the case of the 2024 Notes, 99.378% of the principal amount, plus accrued interest, if any, from October 31, 2013.

In the case of the 2044 Notes, 99.574% of the principal amount, plus accrued interest, if any, from October 31, 2013.

Names and Addresses of Representatives of the Several Underwriters:

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

RBS Securities Inc.

660 Washington Boulevard

Stamford, Connecticut 06901

Scotia Capital (USA) Inc.

1 Liberty Plaza, 25th Floor

165 Broadway

New York, New York 10006

The respective principal amounts of the Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1.        For purposes of the Underwriting Agreement, the “Applicable Time” is 4:25 P.M. New York City time, on the date of this Terms Agreement.

2.        For purposes of Section 5(d)(xi) of the Underwriting Agreement, the descriptions of contracts and other documents referred to in such counsel’s opinion shall include, but not be limited to, the information appearing under the captions “The Company,” “Description of Debt Securities,” “Description of Guarantees of Debt Securities,” “Description of Notes,” and “Underwriting” in the prospectus supplement.

3.        For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company and Philip Morris USA Inc. by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the fourth paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the sixth, seventh, eighth, tenth and twelfth paragraphs under the caption “Underwriting” in the prospectus supplement.

The Closing will take place at 9:00 A.M., New York City time, on October 31, 2013, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Securities will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

GOLDMAN, SACHS & CO.

By:	/s/ ADAM T. GREENE

Name:	Adam T. Greene
Title:	Vice President

MORGAN STANLEY & CO. LLC

By:	/s/ YURIJ SLYZ

Name:	Yurij Slyz
Title:	Executive Director

RBS SECURITIES INC.

By:	/s/ MOSHE TOMKIEWICZ

Name:	Moshe Tomkiewicz
Title:	Managing Director

SCOTIA CAPITAL (USA) INC.

By:	/s/ PAUL MCKEOWN

Name:	Paul McKeown
Title:	Managing Director

Acting as Representatives of the several Underwriters

Signature Page to Terms Agreement

Accepted:

ALTRIA GROUP, INC.

By:	/s/ SALVATORE MANCUSO
Name: Salvatore Mancuso
Title: Vice President and Treasurer, Finance & Strategy

PHILIP MORRIS USA INC.

By:	/s/ WILLIAM F. GIFFORD, JR.
Name: William F. Gifford, Jr.
Title: President and Chief Executive Officer

By:	/s/ DANIEL J. BRYANT
Name: Daniel J. Bryant
Title: Treasurer

Signature Page to Terms Agreement

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of 4.000% Notes due 2024	Principal Amount of 5.375% Notes due 2044

Goldman, Sachs & Co.	$213,500,000	$274,500,000
RBS Securities Inc.	213,500,000	274,500,000
Morgan Stanley & Co. LLC	140,000,000	180,000,000
Scotia Capital (USA) Inc.	140,000,000	180,000,000
Barclays Capital Inc.	77,000,000	99,000,000
Citigroup Global Markets Inc.	77,000,000	99,000,000
Credit Suisse Securities (USA) LLC	77,000,000	99,000,000
Deutsche Bank Securities Inc.	77,000,000	99,000,000
J.P. Morgan Securities LLC	77,000,000	99,000,000
U.S. Bancorp Investments, Inc.	77,000,000	99,000,000
Banca IMI S.p.A.	56,000,000	72,000,000
HSBC Securities (USA) Inc.	56,000,000	72,000,000
Santander Investment Securities Inc.	56,000,000	72,000,000
Wells Fargo Securities, LLC	56,000,000	72,000,000
CastleOak Securities, L.P.	3,500,000	4,500,000
Loop Capital Markets LLC	3,500,000	4,500,000

Total	$1,400,000,000	$1,800,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: None

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-177580

October 28, 2013

FINAL TERM SHEET

Dated October 28, 2013

4.000% Notes due 2024

5.375% Notes due 2044

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2024 Notes: $1,400,000,000 2044 Notes: $1,800,000,000

Maturity Date:	2024 Notes: January 31, 2024 2044 Notes: January 31, 2044

Coupon:	2024 Notes: 4.000% 2044 Notes: 5.375%

Interest Payment Dates:	2024 Notes: Semiannually on each January 31 and July 31, commencing July 31, 2014 2044 Notes: Semiannually on each January 31 and July 31, commencing July 31, 2014

Price to Public:	2024 Notes: 99.378% of principal amount 2044 Notes: 99.574% of principal amount

Benchmark Treasury:	2024 Notes: 2.500% due August 15, 2023 2044 Notes: 2.875% due May 15, 2043

Benchmark Treasury Yield:	2024 Notes: 2.523% 2044 Notes: 3.652%

Spread to Benchmark Treasury:	2024 Notes: +155 bps 2044 Notes: +175 bps

Yield:	2024 Notes: 4.073% 2044 Notes: 5.402%

Settlement Date (T+3):	October 31, 2013

CUSIP / ISIN:	2024 Notes: CUSIP Number: 02209S AS2 ISIN Number: US02209SAS23 2044 Notes: CUSIP Number: 02209S AR4 ISIN Number: US02209SAR40

Joint Book-Running Managers:	Goldman, Sachs & Co. Morgan Stanley & Co. LLC RBS Securities Inc. Scotia Capital (USA) Inc.

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Banca IMI S.p.A.[1] CastleOak Securities, L.P. HSBC Securities (USA) Inc. Loop Capital Markets LLC Santander Investment Securities Inc. Wells Fargo Securities, LLC

1   The following paragraph is hereby added under the caption “Underwriting” in the prospectus supplement as paragraph thirteen: “Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.”

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, RBS Securities Inc. toll free at 1-866-884-2071 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.